AMENDMENT TO

CUSTODY AGREEMENT

This Amendment to the Custody Agreement (“Amendment”) is entered into and effective as of July 19, 2016 by and between FOLIOfn Investments, Inc. (the “Custodian”) and Valued Advisers Trust (the “Trust”).

WHEREAS, the Custodian and the Trust entered into a Custody Agreement (the “Agreement”) dated as of June 29, 2011;

WHEREAS, the parties desire to amend the Agreement to set forth their mutual understanding and agreement regarding the fees to be paid to the Custodian pursuant to the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendment. Effective as of July 19, 2016, the Agreement is amended as follows:

a. APPENDIX E to the Agreement is replaced with the APPENDIX E attached hereto.

2.    Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.    Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5.    Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

FOLIOfn Investments, Inc.	VALUED ADVISERS TRUST

By: /s/ Michael J. Hogan	By: /s/ Matthew J. Miller

Name:	Name: Matthew J. Miller

Title:	Title: Vice President

APPENDIX E

July 19, 2016

SERVICE FEES

Wire Transfers Out Wiring cash from us to another financial institution. There is no charge for incoming wires.	$30 per wire

Disbursement of Funds by Check by Mail from Foliofn Investments, Inc. You may avoid this fee by using an EFT or writing a check from your account.	$20 per check

Express Mail	$30 per mailing $45 for Saturday Delivery

Paper Copies of Account Statements & Confirmations	$10 per statement or confirmation request

Mail Delivery of Monthly Statements	$150 per year

Process Removal of Securities Restriction for Restricted Securities (Rule 144)	$75

Voluntary Corporate Action Applicable when you participate in the tender offer for a corporate reorganization, however, there is no charge for mandatory actions, such as mergers or acquisitions.	$30 per corporate action election

Charge for Special Services Hourly charges apply when you request services that are not covered by the charges above, such as research requests and manual credit card transactions.	$100 per hour

Self Regulatory Organization (SRO) Fee Like other brokers, we are required by law to help fund the Securities and Exchange Commission (SEC)	Based on the current fee set by the US Congress

Mutual Fund Fees

We currently offer no-load, no-transaction fee mutual funds and do not impose additional charges for these mutual funds. Most mutual funds have early redemption fees and investment minimums. Early Redemption Fees may be assessed by mutual funds.

Fees vary by fund